Exhibit 99.1

Kisses from Italy Announces Second Quarter 2020 Financial Results

Development Agreement Improves Current Liquidity and Establishes Foundation for Future Growth

Miami, Florida, August 18, 2020 /Accesswire/ -- Kisses from Italy Inc. (OTCQB: KITL), a U.S.-based restaurant chain operator, franchisor, and product distributor (the "Company"), today reported financial results for the three months ended June 30, 2020.

Highlights:

•	Quarterly revenue of $300,921, up 85% from $162,429 in the quarter ended June 30, 2019. Revenue in the 2020 period includes $291,585 in franchise sales compared to no franchise sales in the 2019 quarter; and $9,336 in food sales in the 2020 quarter ended June 30, 2020 compared to $119,082 in food sales in the quarter ended June 30, 2019. The Company’s restaurants were closed for most of the second quarter ended June 30, 2020, due to Covid-19 restrictions in the jurisdictions in which they operate.

•	Net loss of $1,905,849 for the three months ended June 30, 2020, compared to a net loss of $142,286 in the three months ended June 30, 2019.

o	The increased net loss is primarily attributable to $1,981,939 in stock-based compensation expense in the three months ended June 30, 2020, compared to no stock-based compensation in the three months ended June 30, 2019.
o	Net cash provided in operating activities was $114,458 during the six months ended June 30, 2020, compared to net cash used of $(175,614) during the six months ended June 30, 2019.
•	Cash on hand at June 30, 2020 increased to $281,993 compared to $26,841 on December 31, 2019.
•	Working capital which is defined as current assets minus current liabilities, was a positive $64,057.
•	Entered into a multi-unit development agreement with Demasar Management Inc., to open and operate up to 100 Kisses From Italy Italian restaurants in Canada.
o	Received a non-refundable fee under the development agreement of $291,585.
•	Partnered with Oberfeld Snowcap, a leading Canadian developer for the Company’s strategic franchise expansion for site selection across Canada.
•	On July 23, 2020, the Company announced the full re-opening of all corporate-owned restaurants which are currently allowed to operate with capacity restrictions.

“The Company has weathered an extremely challenging environment in the restaurant industry caused by COVID-19 which has caused some of our competitors to become insolvent. We believe that due to our low overhead structure, and through cost-cutting measures, we were able to offset the loss of revenue and loss of gross margin at our restaurants in the three months ended June 30, 2020, compared to the three months ended June 30, 2019. During the three months ended June 30, 2020, we believe that we have positioned the Company to emerge from this difficult period stronger, with excellent partnerships. This includes Demasar Management, our Canadian franchise development partner as well as Oberfeld Snowcap, a prominent Canadian retailer which will lead our site selection facilitating Demasar’s franchise build-out of the Kisses from Italy brand”, commented Kisses From Italy's co-founder, co-CEO and CIO, Claudio Ferri.

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About Kisses from Italy Inc.

Kisses from Italy Inc. is a U.S.-based restaurant chain operator, franchisor, and product distributor with locations in North America and Europe. The Company offers a quick-service menu and a unique take on traditional Italian delicacies with an All-American flair. Kisses from Italy offerings include sandwiches, salads, Italian roasted coffee, coffee-related beverage, and an array of other products. The Company currently operates four corporate-owned stores. It successfully commenced operations in May 2015 with the opening of its flagship location in Ft. Lauderdale at 3146 NE 9th St. This was followed by three additional sites across the greater Ft. Lauderdale/Pompano Beach area. The Company recently opened its inaugural European location in Ceglie del Campo, Bari, Italy in October of 2019. Kisses from Italy Inc. trades on the OTCQB under the ticker symbol “KITL”.

Forward-Looking Statements

This press release may contain forward-looking statements, which are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the amount and timing of expected revenues and any payment of dividends on our common and preferred stock, statements related to our financial performance, expected income, distributions, and future growth for upcoming quarterly and annual periods. These risks and uncertainties are further defined in filings and reports by the Company with the U.S. Securities and Exchange Commission (SEC). Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in our filings with the SEC. Among other matters, the Company may not be able to sustain growth or achieve profitability based upon many factors including, but not limited to, general stock market conditions. Reference is hereby made to cautionary statements set forth in the Company's most recent SEC filings. We have incurred and will continue to incur significant expenses in the expansion of our existing and new service lines, noting there is no assurance that we will generate enough revenues to offset those costs in both the near and long term. Additional service offerings may expose us to additional legal and regulatory costs and unknown exposure(s) based upon the various geopolitical locations where we will be providing services, the impact of which cannot be predicted at this time. Additionally, the ultimate impact of the Covid-19 pandemic on our company's operations continues to evolve, is highly uncertain, and subject to change.

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